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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of RBX Corporation (the "Successor")
Roanoke, Virginia


We consent to the use in this Registration Statement of RBX Corporation on Form S-1 of our report on the financial statements of RBX Group, Inc. (the "Predecessor") dated April 4, 2001 (June 7, 2001 as to Note 21 and July 17, 2001 as to Note 1, Paragraph 5, which report expresses an unqualified opinion and includes two explanatory paragraphs referring to the reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code as discussed in Note 1 and the substantial doubt about the Company's ability to continue as a going concern as discussed in Note 2), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of RBX Group, Inc., listed in
Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 12, 2001